AMENDED AND RESTATED EMPLOYMENT AGREEMENT
This AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the “Agreement”), by and between MRV Communications, Inc., a Delaware corporation (the “Company”), and Mark Bonney (the “Executive”), is dated as of March 16, 2016.
RECITALS
WHEREAS, Executive has been serving as President and Chief Executive Officer of the Company pursuant to an employment agreement dated as of December 12, 2014 (the “Prior Agreement”);
WHEREAS, Executive and the Company desire to update and otherwise make some modifications to the Prior Agreement in the form of an amended and restated employment agreement.
AGREEMENT
NOW THEREFORE, in consideration of the mutual covenants and agreements of the parties set forth in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the parties agree as follows:
1.Termination of Prior Agreement. Effective as of the date hereof, the Prior Agreement is terminated and shall have no further force or effect. This Agreement supersedes the Prior Agreement in its entirety.
2.    Employment. Executive shall be employed as the President and Chief Executive Officer of the Company pursuant to this Agreement.
2.1    Duties and Responsibilities. Executive will have the authority, duties and responsibilities customarily associated with the positions of President and Chief Executive Officer, consistent with the Company’s by-laws and applicable law. Executive will have such additional duties and responsibilities commensurate with his position as the Company’s Board of Directors (the “Board”) may assign to him from time to time. Executive will report directly to and be subject to the control and direction of the Board. The Executive will observe and adhere to all applicable written Company policies and procedures in effect from time to time, including, without limitation, policies on business ethics and conduct, and policies on the use of inside information and insider trading.
3.    Compensation. Executive’s annual rate of salary will be $400,155, which is subject to change at the Company’s sole discretion. Executive’s salary shall be payable in accordance with the Company’s regular payroll practices.
3.1    Bonus. The Executive will be eligible to participate in MRV’s Executive Management Incentive Plan (“EMIP”) or its functional equivalent with a target bonus of 80% of base salary, which target and plan in future years are subject to change at the Company’s sole discretion.

3.2    Employee Benefits. Executive will be eligible to participate in such retirement, welfare and other employee benefit and fringe benefit plans as may be maintained or provided by the Company from time to time.
4.    Termination at the Company’s Convenience. Subject to the provisions hereof (including the release and restrictive covenant conditions set forth in Section 9), the following payments and benefits will be provided to the Executive by the Company (in addition to any non-duplicative compensation or benefits to which the Executive may otherwise be entitled under any other agreement, plan or arrangement with the Company) in the event of a Separation from Service (as defined in Section 7.1 below) of the Executive.
4.1    Separation Payment. In the event of the Executive’s Separation from Service, subject to Section 5 below, the Company shall pay to the Executive an amount equal to the aggregate amount of twelve (12) months of the Executive’s base salary as in effect immediately prior to the Separation from Service, less lawful deductions.  Such amount will be paid to Executive in equal installments on the Company’s regularly scheduled paydays during the twelve-month period immediately following the date of Executive’s Separation from Service.
4.2    Benefits. In the event that Executive elects continuation coverage under COBRA, the Company will pay the premiums for Executive’s participation in the medical, dental and vision programs provided to the Executive prior to the date of Separation from Service or provide equivalent benefits at the Company’s expense, for a period of twelve (12) months beginning on the date Executive’s participation in the Company’s group health plan(s) would otherwise terminate, but in no event later than the date the Executive becomes eligible for comparable benefits under a group health plan of another employer. The Company shall also pay to the Executive all accrued salary and accrued but unused vacation time owed to Executive up to the date of the Separation from Service (which shall not be subject to the release condition of Section 9.1)..
5.    Termination after a Change in Control. In the event of a Separation from Service of the Executive during an 18-month period beginning on the date of a Change in Control (as defined in Section 7.4 below) of the Company, Section 4 shall not apply, and the Company shall make the following payments to the Executive (subject to the provisions hereof, including Section 9):
5.1    Lump Sum Payment. The Company shall pay to Executive a lump sum cash payment equal to the aggregate amount of twenty-four (24) months of the Executive’s base salary as in effect immediately prior to the Separation from Service, which amount will be payable on the date determined under Section 9.1.
5.2    COBRA. To the extent that Executive elects continuation coverage under COBRA for himself (and/or his covered spouse and dependents), the Company will pay the premiums for such COBRA coverage for 18 months and, for a period of 6 months thereafter, the Company will pay or reimburse the Executive for payment of premiums for comparable individual health insurance coverage for the Executive (and/or his covered spouse and dependents); provided that the Company’s obligation to make any such premium payments will in no event extend beyond the date on which the Executive becomes eligible for comparable benefits under a group health plan of another employer.
5.3    Accelerated Vesting. All of the unvested stock options or other equity awards for each grant that the Executive has previously received shall vest.  All such vested awards shall be administered and, as applicable, paid in accordance with the terms of the governing plan or program.
For purposes of clarity, the amounts of severance set forth in Sections 4.1 and 5.1 and the health coverage premium benefits under Sections 4.2 and 5.2 are not additive, and the Executive shall receive a maximum amount of severance pay of twenty-four (24) months of base salary (under Section 5.1) and maximum health coverage premium benefits for a potential maximum 24-month period (under Section 5.2).
6.    Termination Due to Disability or Death. The Company may terminate Executive’s employment before the end of the Term due to “Disability” if Executive is unable to substantially perform the essential duties and responsibilities of his employment for at least 90 consecutive calendar days or 120 or more calendar days during any calendar day period by reason of physical or mental incapacity. Executive acknowledges that, if he incurs a Disability as described in the preceding sentence, he will have become unable to perform the essential functions of his position and there would be no reasonable accommodation which would not constitute an undue hardship to the Company that the Company could make due to the nature of his position. No minimum notice is required for a termination due to Executive’s Disability. If Executive dies before the end of the Term, his employment will terminate on the date of his death.
6.1    Payment Upon Termination Due to Disability or Death. If Executive’s employment is terminated pursuant to Section 6 by reason of his death or Disability, then, subject to Section 9, Executive (or, as applicable, his spouse, covered dependents and/or beneficiaries) shall receive the payments and benefits the Executive (or, as applicable, his spouse, covered dependents and/or beneficiaries) would have been entitled to receive pursuant to Section 4 if, instead of terminating due to death or Disability, the Executive’s employment had been terminated by the Company without Cause on the date of actual termination.
6.2    Duty to Return Company Documents and Property. Upon the termination of Executive’s employment with the Company for any reason, Executive shall immediately return and deliver to the Company any and all papers, books, records, documents, memoranda and manuals, email, electronic or magnetic recordings or data, including all copies thereof, belonging to the Company or any of its subsidiaries or relating to the business of the Company or any of its subsidiaries, in Executive’s possession, whether prepared by Executive or others. If at any time after the termination of employment, Executive determines that he has any trade secrets or other confidential information belonging to the Company or any of its subsidiaries in his possession or control, Executive shall immediately return to the Company all such trade secrets and other confidential information, including all copies and portions thereof.
7.    Definitions.
7.1    Separation from Service. “Separation from Service” means the Executive’s “separation from service” (within the meaning of Section 409A of the Code) from the Company occurring as a result of the Executive’s termination of employment either: (a) by the Company without Cause (as defined below); or (b) by the Executive with Good Reason (as defined below).  Termination of the Executive’s employment under any other circumstances shall not constitute a Separation from Service for purposes of the Executive’s eligibility to receive payments and benefits under Sections 4 and 5 of this Agreement.
7.2    Cause. “Cause” is defined as the Executive’s (a) willful failure to perform the material duties of the Executive’s position after receiving written notice of such failure and being given twenty days to cure such failure; (b) willful misconduct injurious to the Company; (c) conviction of, or plea of nolo contendere to, a felony or any other crime involving moral turpitude, or (d) material breach of this Agreement, which breach is not cured within 20 days after written notice to Executive from the Company.  No act or failure to act on the part of the Executive shall be considered “willful” unless it is done or omitted to be done in bad faith or without reasonable belief that the action or omission was in the best interest of the Company.
7.3    Good Reason. “Good Reason” shall mean, without the Executive’s written consent: (a) a material diminution in the Executive’s duties or responsibilities; (b) the Company requires the Executive, without his consent, to be based at a location which is more than 50 miles from the Executive’s Principal Work Location as of the date of the request; or (c) the Executive’s base salary is reduced.  Notwithstanding the above, (x) any reduction in base salary, annual short-term incentive compensation, bonus or other such payments that affects substantially all U.S. employees, shall not constitute Good Reason and (y) provided that following a Change in Control transaction the Executive remains employed by the Company, a change in the Executive’s duties or responsibilities following such transaction shall not constitute Good Reason under clause (a) of this paragraph above. In addition, the Executive agrees that a termination of employment shall not be deemed to be for Good Reason unless (i) the Executive gives the Company written notice describing the event or events which are the basis for such termination within 45 days after the event or events occur, (ii) such grounds for termination (if susceptible to correction) are not corrected by the Company within 45 days of the Company’s receipt of such notice, and (iii) the Executive terminates employment no later than 30 days after the expiration of the cure period described in clause (ii) of this paragraph.
7.4    Change in Control. A “Change in Control” shall take place on the date of the earlier to occur of any of the following events:
        (a)   the acquisition by any "person" as such term is used in Sections 13(d) and 14(d) of the Exchange Act (other than (i) a subsidiary of the Company, (ii) any trustee or other fiduciary holding securities under any employee benefit plan of the Company, or (iii) any corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company) of beneficial ownership (within the meaning of Rule l3d-3 under the Exchange Act), of securities of the Company representing more than 50% of the combined voting power of the Company's then outstanding securities, other than an acquisition directly from the Company;

        (b)   the consummation of a merger, consolidation or other form of reorganization involving the Company unless all or substantially all of the persons who were the beneficial owners of the voting securities of the Company immediately prior to such merger, consolidation or reorganization beneficially own more than 50% of the combined voting power of the securities of the Company (or the surviving entity or any parent thereof, as the case may be) that are outstanding immediately after such merger, consolidation or reorganization in substantially the same proportion as their ownership of the voting securities of the Company immediately prior to such merger, consolidation or reorganization; or

(c)   the consummation of a complete liquidation or dissolution of the Company, or of a sale or disposition of all or substantially all of the Company's assets (whether in one transaction or a series of related transactions), unless all or substantially all of the persons who were the beneficial owners of the voting securities of the Company immediately prior to such sale or disposition beneficially own more than 50% of the combined voting power of the securities of the person or entity that acquires such assets that are outstanding immediately after such sale or disposition.
Notwithstanding the foregoing, a Change in Control shall not be deemed to occur solely because fifty percent (50%) or more of the then outstanding Voting Securities is acquired by (1) a trustee or other fiduciary holding securities under one or more employee benefit plans maintained by the Company or any of its subsidiaries, (2) any corporation which, immediately prior to such acquisition, is owned directly or indirectly by the shareholders of the Company in the same proportion as their ownership of stock in the Company immediately prior to such acquisition, or (3) any Person who, as of the date hereof, owns more than 25% of the outstanding Voting Securities.
7.5    Principal Work Location. “Principal Work Location” the location of the Executive’s primary residence as it now exists or is later changed.
8.    Section 409A. It is intended that any amounts payable to the Executive under this Agreement will be exempt from the provisions of Section 409A of the Internal Revenue Code of 1986 and the regulations issued thereunder (“Section 409A”). Nevertheless, if and to the extent that a payment under the Agreement is deemed to be subject to Section 409A (a “Covered Payment”), then, for the purposes of the Agreement and Section 409A:

(a)    Each Covered Payment will be treated as a separate payment under Section 409A.
(b)    The term “termination of employment” or words of like import shall be deemed to mean a “separation from service” within the meaning of Section 409A.
(c)    If the Executive is treated as a “specified employee” within the meaning of Section 409A at the time of the termination of the Executive’s employment, then any Covered Payment that would otherwise be due within six months after such termination of employment will be delayed until the first business day of the seventh month following the date of termination or, if earlier, the date of the Executive’s death, to the extent such delay is required by Section 409A. On the delayed payment date, the Executive (or, if applicable, the deceased Executive’s estate) will receive a catch-up payment equal to the aggregate amount of the Covered Payments that were delayed pursuant to the preceding sentence. At the time of Executive’s Separation from Service, if any payments are delayed pursuant to this subsection, the Executive shall have the right to request that an amount equal to the delayed payment amount be placed in escrow solely for the purpose of paying the Executive the delayed payments.
(d)    Notwithstanding the foregoing, the Executive shall be solely responsible for, and the Company shall have no liability for or with respect to any taxes, acceleration of taxes, interest or penalties arising under Section 409A.
9.    Executive Release and Representations.
9.1    Release Required; Time of Payment. The Executive’s right to receive or retain the payments and benefits described in Sections 4, 5 and 6 shall be conditioned upon the Executive’s delivery to the Company and non-revocation of a general release and waiver of all claims substantially in the form as set forth in Exhibit A hereto; provided, however, that, such release will not waive any rights the Executive may have (a) to enforce the Executive’s rights under this Agreement, or (b) to indemnification and directors and officers liability insurance coverage. The release condition must be satisfied (and the release must become irrevocable), if at all, within 60 days after the Executive’s termination of employment. If it is not satisfied within that time, the Executive will not be entitled to receive or retain the severance payments and benefits to which he would otherwise be entitled under Sections 4, 5 and 6. If the release condition is satisfied, the severance payments that are subject to the release condition under this paragraph will be made on the day following the date on which the release condition is satisfied, provided that, if the 60-day period during which the release condition may be satisfied straddles two calendar years, payment will be made or begin on the later of the date on which the release condition is satisfied and January 2 of the calendar year following the calendar year in which the Executive’s termination of employment occurs. On the deferred payment date, the Executive will receive a catch-up payment equal to the aggregate amount that otherwise would have been received by such date. If the release condition is not satisfied by the Employee, the Company will be entitled to recoup the amount of any premiums it may have paid for group health continuation coverage under Section 4.2 or 5.2.

9.2    Non-Solicitation. The Executive agrees that, during his employment with the Company and for the period of one year beginning from the date of the Executive’s Separation from Service, Executive shall not, directly or indirectly or by action in concert with others, hire current or former employees, agents, independent contractors, or other service providers of the Company (which shall for this purpose only include individuals employed by the Company at any point during the 12 months preceding such hiring), disrupt, damage, impair or interfere with the Company’s relationships with its work staff, or induce or influence (or seek to induce or influence) any person who is engaged (as an employee, agent, independent contractor, or otherwise) by the Company to alter or terminate his employment or engagement, except in the good faith performance of the Executive’s duties on behalf of the Company; provided that the Executive may serve as a reference for such individuals and actions taken by any person or entity with which the Executive is associated if the Executive is not, directly or indirectly, personally involved in such solicitation and has not identified such individual for soliciting will not be considered a violation for purposes of this Section 9.2. This shall not be construed to prohibit general solicitations of employment through the placing of advertisements.
9.3    Non-Competition Restrictions. During the period of Executive’s employment and for one year thereafter, Executive shall not, directly or indirectly, without the prior written consent of the Company, engage in, become financially interested in, be employed by, render any consultation or business advice with respect to, or have any connection with, any business engaged in the research, development, testing, design, manufacture, sale, lease, marketing, utilization or exploitation of any products or services which are designed for the same purpose as, are similar to, or are otherwise competitive with, products or services of the Company or any of its subsidiaries, in any geographic area where, during the period of his employment with the Company or any subsidiary or at the time of the termination of his employment or other service with the Company and its subsidiaries, as the case may be, the business of the Company or any of its subsidiaries was being conducted or was proposed to be conducted in any manner whatsoever; provided, however, that Executive’s mere purchase or holding, for investment purposes, of securities representing less than 3% of the outstanding value or voting interest of a publicly traded company shall not be deemed to be a violation of the provisions of this paragraph.
9.4    Non-Disparagement. The Executive agrees that, while he is employed by the Company and thereafter, he will not, or encourage or induce others to, Disparage the Company or any of its past and present officers, directors, employees, stockholders, products or services. “Disparage” includes, without limitation, making comments or statements to the press, the Company’s employees or any individual or entity with whom the Company has a business relationship (including, without limitation, any vendor, supplier, customer or distributor of the Company) that could adversely affect in any manner: (a) the conduct of the business of the Company (including, without limitation, any products or business plans or prospects); or (b) the business reputation of the Company, or any of its products or services, or the business or personal reputation of the Company’s past or present officers, directors, employees or stockholders. Nothing herein shall prohibit the Executive (i) from responding truthfully to any governmental investigation, legal process or inquiry related thereto, (ii)

from making traditional competitive statements in the course of promoting a competitive business, so long as any statements described in this clause (ii) do not intentionally Disparage the Company or any of its past and present officers, directors, employees, stockholders, products or services and are not based on Confidential Information obtained during the course of the Executive’s employment with the Company, (iii) from making statements in the course of the good faith performance of the Executive’s assigned duties and responsibilities and for the benefit of the Company or in order to in good faith enforce the Executive’s rights under this Agreement, (iv) from rebutting untrue or misleading statements in good faith. This Section 9.4 is made and entered into solely for the benefit of the Company and its successors and permitted assigns, and no other person or entity shall have any cause of action hereunder.
9.5    Transition and Other Assistance. Executive agrees to provide the Company with at least 30 days prior written notice of his resignation from the Company. During the 30 day period after notice of resignation of the Executive’s employment has been given, the Executive agrees to take all actions the Company may reasonably request to maintain the Company’s business, goodwill and business relationships and to assist with transition matters. In addition, the Executive agrees that while he is employed by the Company and thereafter, he will respond and provide information with regard to matters in which he has knowledge as a result of his employment with the Company, and will provide assistance to the Company and its representatives in the defense or prosecution of any claims that may be made by or against the Company, to the extent that such claims may relate to the period of his employment with the Company. The Executive agrees to promptly inform the Company if he becomes aware of any lawsuits involving such claims that may be filed or threatened against the Company. The Executive also agrees to promptly inform the Company (to the extent he is legally permitted to do so) if he is asked to assist in any investigation of the Company (or its actions), regardless of whether a lawsuit or other proceeding has then been filed against the Company with respect to such investigation, and will not do so unless legally required. Upon presentment to the Company of appropriate documentation, the Company will compensate the Executive at a customary per diem consulting fee in effect at the time, plus reasonable expenses, in connection with any actions requested by the Company under this Section 9.5 following a Separation from Service. Following a Separation from Service, the Company agrees that it will coordinate any such request for assistance with the Executive’s other business or professional commitments and responsibilities to minimize the degree to which such request interferes with such commitments and responsibilities.
9.6    Resignations. Upon termination of the Executive’s employment for any reason, the Executive shall be deemed to have resigned from (a) all officer or other positions of the Company and (b) all fiduciary positions (including as trustee) the Executive holds with respect to any pension plans or trusts established by the Company. Executive agrees to submit a letter of resignation from the Board of Directors of the Company and any of its affiliates upon termination of Executive’s employment.

The obligations contained in this Section 9 shall survive the termination of the Executive’s employment with the Company for any reason and shall be fully enforceable thereafter. The Company may bring an action or proceeding to temporarily, preliminarily or permanently enforce this Section 9. The Executive agrees that (i) violating any part of this Section 9 would cause damage to the Company that cannot be measured or repaired and that the Company’s remedies at law for a breach or threatened breach of any of the provisions of this Section 9 would be inadequate, (ii) the Company therefore is entitled to an injunction, restraining order or other equitable relief restraining any actual or threatened violation of this Section 9 in addition to any remedies at law, (iii) no bond will need to be posted for the Company to receive such an injunction, order or other relief, and (iv) no proof will be required that monetary damages for violations of this Section 9 would be difficult to calculate and that remedies at law would be inadequate. In addition, in the event of a violation by the Executive of this Section 9, any severance payments or benefits being paid to the Executive pursuant to this Agreement or otherwise shall immediately cease and any severance previously paid to the Executive shall be immediately repaid to the Company.
10.    Miscellaneous.
10.1    Entire Agreement. This Agreement supersedes any prior agreements or understandings, oral or written, between the Executive and the Company with respect to the subject matter hereof, and constitutes the entire agreement of the parties with respect thereto.
10.2    Modification. This Agreement shall not be varied, altered, modified, cancelled, changed or in any way amended except by mutual agreement of the parties in a written instrument executed by the parties or their legal representatives.
10.3    Severability. In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, the remaining provisions of this Agreement shall be unaffected and shall remain in full force and effect.
10.4    Tax Withholding. The Company may withhold all Federal, state, city or other taxes required pursuant to any law or governmental regulation or ruling.
10.5    No Offset or Mitigation.  All amounts payable by the Company hereunder shall be paid without notice or demand.  The Executive shall not be obligated to seek other employment in mitigation of the amounts payable or arrangements made under this Agreement, and the obtaining of any other employment shall not result in a reduction of the Company’s obligations to make the payments, benefits and arrangements required to be made under this Agreement.
10.6    Confidentiality. The Executive understands that, in the course of employment with the Company, the Executive has been, and will be, given access to confidential information and trade secrets concerning the Company and its businesses and shall during his employment with the Company and thereafter retain in confidence and not directly or indirectly reveal, report, publish, disclose, or transfer such confidential information and trade secrets to any person or entity, or utilize any confidential information and trade secrets for any purpose, except in the good faith performance of the Executive’s duties on behalf of the Company. Notwithstanding the foregoing, “confidential information” shall not apply to information that (i) was known to the public prior to its disclosure to the Executive; (ii) becomes generally known to the public subsequent to disclosure to the Executive through no wrongful act of the Executive or any representative of the Executive; or (iii) the Executive is required to disclose by applicable law, regulation or legal process (provided that the Executive provides the Company with prior notice of the contemplated disclosure and reasonably cooperates with the Company at its expense in seeking a protective order or other appropriate protection of such information). The Executive agrees to turn over all copies of confidential information and trade secrets in his control to the Company upon request or upon termination of his employment with the Company.
10.7    Successors. This Agreement shall be binding upon and inure to the benefit of the Executive and his estate, and the Company and any successor of the Company or affiliate of a successor to the Company, but neither this Agreement nor any rights arising hereunder may be assigned or pledged by the Executive.  All references in this Agreement to the Company shall include its subsidiaries and affiliates and any successors, affiliates of successors or assigns of the Company. Any successor of the Company shall be deemed substituted for all purposes of the “Company” under the terms of this Agreement.  As used in this Agreement, the term “successor” shall mean any person, firm, corporation or business entity or affiliate thereof which at any time, whether by merger, purchase or otherwise, directly or indirectly acquires all or substantially all of the assets or the business of the Company, including any entity that shall be the surviving corporation in a merger with the Company or the acquiring person or affiliate of the acquiring person in an acquisition of the Company and/or of all or substantially all of its business or assets, regardless of whether such transaction constitutes a change of control.  In all cases, the Company or successor shall remain jointly and severally liable for all obligations hereunder.
10.8    Governing Law. To the extent not preempted by Federal law, the provisions of this Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York. Any disputes arising out of this Agreement or Executive’s employment with the Company shall be commenced solely in the federal or state courts located in the City of New York.
10.9    Notice. Any notices, requests, demands or other communications required by or provided for in this Agreement shall be sufficient if in writing and sent by either party by personal delivery, recognized overnight commercial courier, or registered or certified United States mail to the Executive at the last address shown on the records of the Company or, in the case of the Company, at its principal office, or to such other address as either party may have furnished to the other in writing in accordance herewith, and shall be deemed to have been duly given when delivered or five days after deposit in the United States mail (except that notices of change of address shall be effective only upon receipt (or refusal of receipt)).

10.10    Scope of Agreement. Nothing in this Agreement shall be deemed to alter the “at-will” nature of the Executive’s employment or entitle the Executive to continued employment with the Company.
10.11    Claw Back Conditions. Notwithstanding any other provisions in this Agreement to the contrary, any incentive based or other compensation paid or payable to the Executive pursuant to this Agreement or any other agreement or arrangement with the Company which is subject to recovery under any Company policy, law, government regulation, order or stock exchange listing requirement, whether now or hereafter adopted or enacted, will be subject to such deductions and recoupment by the Company as may be required in order to comply with any such policy, law, government regulation, order, stock exchange listing requirement. The Executive specifically authorizes the Company to withhold from his future wages any amounts that may become due under this provision. This Section 10.11 shall survive the termination of this Agreement for a period of three years.
10.12    Counterparts. This Agreement may be executed (including by facsimile or scanned electronic mail transmission) in counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same instrument.
IN WITNESS WHEREOF, the Executive and the Company have executed this Agreement as of the date first above written.

MRV COMMUNICATIONS, INC.		EXECUTIVE

By:	/s/ Kenneth Traub	By:	/s/ Mark Bonney
Name:	Kenneth Traub		Mark Bonney
Title:	Chairman of the Board

EXHIBIT A
FORM OF RELEASE
I, Mark Bonney, in consideration of certain payments and benefits provided to me by MRV Communications, Inc. (together with its subsidiaries, the “Company”), do hereby release and forever discharge as of the date hereof the Company and its and their present and former directors, officers, agents, representatives, employees, attorneys, predecessors, successors and assigns of the Company (collectively, the “Released Parties”) to the extent provided below.

1.
I understand that any payments or benefits paid or granted to me represent, in part, consideration for signing this General Release and are not salary, wages or benefits to which I was already entitled. I understand and agree that I will not be entitled to receive or retain the payments and benefits specified in Sections 4, 5 or 6 of the Employment Agreement between me and the Company, dated to which this General Release is attached as an Exhibit (the “Agreement”), unless I execute and effectuate this General Release. Such payments and benefits will not be considered compensation for purposes of any employee benefit plan, program, policy or arrangement maintained or hereafter established by the Company or its affiliates. I also acknowledge and represent that I have received all payments and benefits that I am entitled to receive (as of the date hereof) by virtue of any employment by the Company.

2.
Except with respect to obligations to me under the Agreement that expressly survive the termination of my employment with the Company, I knowingly and voluntarily (on behalf of myself, my spouse, my heirs, executors, administrators, agents and assigns, past and present) fully and forever release and discharge the Company and the other Released Parties from any and all claims, suits, controversies, actions, causes of action, cross‑claims, counter‑claims, demands, debts, liens, contracts, covenants, suits, rights, obligations, expenses, judgments, compensatory damages, liquidated damages, punitive or exemplary damages, other damages, claims for costs and attorneys’ fees, orders and liabilities of whatever kind or nature, in law and in equity, in contract or in tort, both past and present (through the date this General Release becomes effective and enforceable) and whether known or unknown, vested or contingent, suspected, or claimed, against the Company or any of the Released Parties which I, my spouse, or any of my heirs, executors, administrators or assigns, may have, which arise out of or are connected with my employment with, or my separation or termination from, the Company (including, but not limited to, any allegation, claim or violation arising under: Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; the Age Discrimination in Employment Act of 1967, as amended (including the Older Workers Benefit Protection Act); the Equal Pay Act of 1963, as amended; the Americans with Disabilities Act of 1990; the Family and Medical Leave Act of 1993; the Worker Adjustment Retraining and Notification Act; the Employee Retirement Income Security Act of 1974; any applicable Executive Order Programs; the Fair Labor Standards Act; or their state or local counterparts; including the Massachusetts Fair Employment Law, the California Fair Employment and Housing Act, the New Jersey Law Against Discrimination, the New Jersey Conscientious Employee Protection Act, the similar or equivalent laws of South Carolina or under any other federal, state or local civil or human rights law, or under any other local, state, or federal law, regulation or ordinance; or under any public policy, contract or tort, or under common law; or arising under any policies, practices or procedures of the Company; or any claim for wrongful discharge, breach of contract, infliction of emotional distress, defamation; or any claim for costs, fees, or other expenses, including attorneys’ fees incurred in these matters) (collectively, the “Claims”).

3.
It is a further condition of the consideration herein and is my intention in executing this Agreement that the same shall be effective as a bar as to each and every claim, demand and cause of action hereinabove specified and, in furtherance of this intention, I hereby expressly waive any and all rights or benefits conferred by the provisions of SECTION 1542 OF THE CALIFORNIA CIVIL CODE and expressly consent that this Agreement shall be given full force and effect according to each and all of its express terms and conditions, including those relating to unknown and unsuspected claims, demands and causes of actions, if any, as well as those relating to any other claims, demands and causes of actions hereinabove specified.  SECTION 1542 provides:

A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his settlement with the debtor.
I acknowledge that I may hereafter discover claims or facts in addition to or different from those which I now know or believe to exist with respect to the subject matter of this Agreement and which, if known or suspected at the time of executing this Agreement, may have materially affected this settlement.  Nonetheless, I hereby waive any right, claim or causes of action that might arise as a result of such different or additional claims or facts.  I acknowledge that I understand the significance and consequence of such release and such specific waiver of SECTION 1542. I agree that this General Release will cover all claims of every nature and kind whatsoever, which you may have, known or unknown, suspected or unsuspected, past or present, which you may have against MRV Communications, Inc.

1.	I represent that I have made no assignment or transfer of any right, claim, demand, cause of action, or other matter covered by Section 2 above.

2.
IN SIGNING THIS GENERAL RELEASE, I ACKNOWLEDGE AND INTEND THAT IT SHALL BE EFFECTIVE AS A BAR TO EACH AND EVERY ONE OF THE CLAIMS, DEMANDS AND CAUSES OF ACTION HEREINABOVE MENTIONED OR IMPLIED. I EXPRESSLY CONSENT THAT THIS GENERAL RELEASE SHALL BE GIVEN FULL FORCE AND EFFECT ACCORDING TO EACH AND ALL OF ITS EXPRESS TERMS AND PROVISIONS, INCLUDING THOSE RELATING TO UNKNOWN AND UNSUSPECTED CLAIMS (NOTWITHSTANDING ANY STATE STATUTE THAT EXPRESSLY LIMITS THE EFFECTIVENESS OF A GENERAL RELEASE OF UNKNOWN, UNSUSPECTED AND UNANTICIPATED CLAIMS), IF ANY, AS WELL AS THOSE RELATING TO ANY OTHER CLAIMS HEREINABOVE MENTIONED OR IMPLIED. I ACKNOWLEDGE AND AGREE THAT THIS WAIVER IS AN ESSENTIAL AND MATERIAL TERM OF THIS GENERAL RELEASE AND THAT WITHOUT SUCH WAIVER THE COMPANY WOULD NOT HAVE AGREED TO THE TERMS OF THE AGREEMENT. I FURTHER AGREE THAT IN THE EVENT I SHOULD BRING A CLAIM SEEKING DAMAGES AGAINST THE COMPANY, OR IN THE EVENT I SHOULD SEEK TO RECOVER AGAINST THE COMPANY IN ANY CLAIM

BROUGHT BY A GOVERNMENTAL AGENCY ON MY BEHALF, THIS GENERAL RELEASE SHALL SERVE AS A COMPLETE DEFENSE TO SUCH CLAIMS AS TO MY RIGHTS AND ENTITLEMENTS TO THE MAXIMUM EXTENT PERMITTED BY LAW. I FURTHER AGREE THAT I AM NOT AWARE OF ANY PENDING CHARGE OR COMPLAINT OF THE TYPE DESCRIBED IN SECTION 2 AS OF THE EXECUTION OF THIS GENERAL RELEASE.

3.
I agree that I am waiving all rights to sue or obtain equitable, remedial or punitive relief from any or all Released Parties of any kind whatsoever, including, without limitation, reinstatement, back pay, front pay, attorneys’ fees and any other form of injunctive relief. Notwithstanding the above, I further acknowledge that I am not waiving and am not being required to waive any right that cannot be waived under law, including right to file administrative charge or participate in an administrative investigation or proceeding; provided, however, that I disclaim and waive any right to share or participate in any monetary award resulting from the prosecution of such charge or investigation or proceeding.

4.
I agree that neither this General Release, nor the furnishing of the consideration for this General Release, shall be deemed or construed at any time to be an admission or acknowledgement by the Company, any Released Party or myself of any improper or unlawful conduct.

5.
I agree that I will (a) not be entitled to receive or retain the amounts and benefits described in Sections 4, 5 or 6 of the Agreement and (b) to the maximum extent permitted by applicable law, immediately return to the Company all amounts and the value of any benefits received by me by pursuant to Sections 4, 5 or 6 of the Agreement, in each case, if I challenge the validity of this General Release. I also agree that if I violate this General Release by suing the Company or the other Released Parties, I will pay all costs and expenses of defending against the suit incurred by the Released Parties, including but not limited to reasonable attorneys’ fees, and return all payments and the value of all benefits received by me pursuant to Sections 4, 5 and 6 of the Agreement.

6.
I agree and acknowledge that the provisions, conditions and negotiations of this General Release are confidential and agree not to disclose any information regarding the terms, conditions and negotiations of this General Release, nor transfer any copy of this General Release, communicate or disclose or otherwise refer or allude to the substance of this General Release to any person or entity, other than my immediate family and any tax, legal or other counsel I have consulted regarding the meaning or effect hereof or as required by applicable law, and I will instruct each of the foregoing not to disclose the same to anyone.

7.
Any non‑disclosure provision in this General Release does not prohibit or restrict me (or my attorney) from responding to any inquiry about this General Release or its underlying facts and circumstances by the Securities and Exchange Commission (SEC), the National Association of Securities Dealers, Inc. (NASD), any other self‑regulatory organization or governmental entity having authority over the Company.

8.	I agree to reasonably cooperate with the Company in any internal investigation, any administrative, regulatory, or judicial proceeding or any dispute with a third party. I understand and agree that my cooperation may include, but not be limited to, making myself available to the Company upon reasonable notice for interviews and factual investigations; appearing at the Company’s request to give testimony without requiring service of a subpoena or other legal process; volunteering to the Company pertinent information; and turning over to the Company all relevant documents which are or may come into my possession all at times and on schedules that are reasonably consistent with my other permitted activities and commitments. I understand that in the event the Company asks for my cooperation in accordance with this provision, the Company will reimburse me solely for reasonable travel expenses, (including lodging and meals), upon my submission of receipts. I understand that, to the extent permitted by its Certificate of Incorporation and By-laws and subject to applicable law, the Company will continue to indemnify, defend and hold me harmless from and against any claim, liability or expense (including reasonable attorneys’ fees) made against or incurred by me as a result of my employment with the Company or any subsidiary or other affiliate of the Company, including service as an officer or director of the Company or any subsidiary or other affiliate of the Company.

9.
I agree not to disparage the Company and its affiliates, its past and present investors, officers, directors, agents, employees, agents, services, products operations, prospects or other matters relating to the Company and to keep all confidential and proprietary information about the past or present business affairs of the Company and its affiliates confidential unless a prior written release from the Company is obtained. I further represent that as of the date hereof, I have returned to the Company any and all property, tangible or intangible, electronic or otherwise, relating to its business, which I possessed or had control over at any time (including, but not limited to, company‑provided credit cards, building or office access cards, keys, computer equipment, manuals, files, documents, records, software, customer data base and other data) and that I have not retained any copies, compilations, extracts, excerpts, summaries or other notes of any such manuals, files, documents, records, software, customer data base or other data.

10.
Notwithstanding anything in this General Release to the contrary, this General Release shall not relinquish, diminish, or in any way affect any rights or claims arising out of any breach by the Company or by any Released Party of the Agreement after the date hereof.

11.
Whenever possible, each provision of this General Release shall be interpreted in, such manner as to be effective and valid under applicable law, but if any provision of this General Release is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this General Release shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

12.	This General Release shall be binding upon and inure to the benefit of each of the parties hereto and the heirs, executors, successors and assigns of each of the parties.

13.
This General Release shall be governed by and construed in accordance with the laws of the State of New York, but without giving effect to applicable principles of conflicts of law to the extent that the application of the laws of another jurisdiction would be required hereby.

14.
This General Release constitutes the entire agreement among the parties with respect to the subject matter of this General Release and supersedes any prior agreements and understandings with respect to such subject matter. This General Release may be changed, waived, modified or terminated only by a written instrument signed by both parties to this agreement.

BY SIGNING THIS GENERAL RELEASE, I REPRESENT AND AGREE THAT:
(i)    I HAVE READ IT CAREFULLY;
(ii)    I UNDERSTAND ALL OF ITS TERMS AND KNOW THAT I AM GIVING UP IMPORTANT RIGHTS, INCLUDING BUT NOT LIMITED TO, RIGHTS UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT OF 1967, AS AMENDED;
(iii)    I VOLUNTARILY CONSENT TO EVERYTHING IN IT;
(iv)    I HAVE BEEN ADVISED TO CONSULT WITH AN ATTORNEY BEFORE EXECUTING IT, I HAVE HAD THE OPPORTUNITY TO SO CONSULT, AND HAVE AVAILED MYSELF OF SUCH ADVICE TO THE EXTENT I HAVE DEEMED NECESSARY TO MAKE A VOLUNTARY AND INFORMED CHOICE TO EXECUTE THIS AGREEMENT;
(v)    I HAVE HAD AT LEAST TWENTY‑ONE (21) DAYS FROM THE DATE OF MY RECEIPT OF THIS RELEASE TO CONSIDER IT;
(vi)    I UNDERSTAND THAT I HAVE SEVEN (7) DAYS AFTER THE EXECUTION OF THIS RELEASE TO REVOKE IT, SUCH REVOCATION TO BE RECEIVED IN WRITING BY THE COMPANY BY THE END OF THE SEVENTH DAY AFTER THE DATE HEREOF, AND THAT THIS RELEASE SHALL NOT BECOME EFFECTIVE OR ENFORCEABLE UNTIL THE REVOCATION PERIOD HAS EXPIRED;
(vii)    I HAVE SIGNED THIS GENERAL RELEASE KNOWINGLY AND VOLUNTARILY AND WITH THE ADVICE OF ANY COUNSEL RETAINED TO ADVISE ME WITH RESPECT TO IT; AND
(viii)    AMENDED, WAIVED, CHANGED OR MODIFIED EXCEPT BY AN INSTRUMENT IN WRITING SIGNED BY AN AUTHORIZED REPRESENTATIVE OF THE COMPANY AND BY ME.

DATED AS OF March 16, 2016

Mark Bonney